Exhibit 99.1
Analysts Contact:
Tween Brands
Julie Sloat
Vice President
Corporate Finance & Investor Relations
614-775-3739
jsloat@tweenbrands.com
For Immediate Release
TWEEN BRANDS REPORTS FOURTH QUARTER 2008 RESULTS, AMENDMENT OF ITS CREDIT FACILITY, AND 2009 COST REDUCTIONS
•	Company reports fourth quarter loss of $0.56 per share inclusive of a $0.19 per share restructuring charge

•	Amendment of credit facility provides additional flexibility on leverage and coverage financial covenants and offers security to lenders

•	2009 cost reductions to produce approximately $7 million pretax cost savings

•	Company ends fiscal 2008 with cash and investment balances totaling $80 million and total inventory down 24.4% per square foot at cost
NEW ALBANY, Ohio – February 25, 2009 - Tween Brands, Inc. (NYSE: TWB) today reported a fourth quarter loss of $13.9 million, or $0.56 per diluted share, compared to earnings of $25.0 million, or $1.00 per diluted share for the same period last year. The loss for fourth quarter 2008 excluding a $7.5 million pretax restructuring charge was $9.1 million, or $0.37 per diluted share. The Company reported a fiscal year loss of $17.1 million, or $0.69 per diluted share, compared to earnings of $52.6 million, or $1.81 per diluted share.  The loss for fiscal year of 2008 excluding a $19.0 million pretax restructuring charge was $5.1 million, or $0.21 per diluted share. A reconciliation of loss per diluted share on a GAAP basis to loss per diluted share excluding the restructuring charge, a non-GAAP financial measure, is shown at end of this release.
The $7.5 million pretax restructuring charge recognized during the fourth quarter was largely comprised of information technology and store impairment charges associated with the company’s conversion to the single store brand, Justice. Similarly, the $19.0 million pretax restructuring charge recognized during fiscal year 2008 is largely comprised of information technology and store impairment charges as well as severance costs.
“The fourth quarter and full year of 2008 were the most difficult in our Company’s history as our customer base faced formidable financial pressures. The quarterly comparison of performance was particularly daunting given that our 2007 holiday performance was the best in our history. As it became evident that worsening economic conditions were impacting our premium-priced Limited Too brand in particular, we made a conscious decision to move units and became highly promotional at the Limited Too stores. As a result, we ended the season with narrower margins but also with very light inventories allowing for a much cleaner transition to the Justice merchandise offering at the former Limited Too stores”, said Michael Rayden, Tween Brands chairman and chief executive officer.
“We are excited to make the transition to Justice our sole focus today and continue to be very encouraged with the opportunity that the Justice brand presents. In addition, we have taken several aggressive steps to address the ongoing macro-economic pressures. These steps include the painful decision to eliminate an additional 85 positions, 49 of which were populated, beyond the 150 positions that were eliminated in conjunction with our August 2008 announcement to shift to one brand. The further reduction should result in incremental pretax cost savings of approximately $7 million in 2009 excluding anticipated severance expense of $1.4 million. We have also amended our credit facility to provide us with the flexibility we believe we need to complete the transition to Justice and manage through these extremely difficult economic times”, said Rayden.
Quarter Performance Analysis
Net sales for the fourth quarter of fiscal 2008 declined 16% to $265.9 million compared to 2007 driven predominantly by a 23% decline in comparable store sales. Justice total sales were $91.0 million, up 11% from last year and comparable store sales declined 11%. Limited Too total sales were $161.0 million, down 27% from last year and comparable store sales declined 27%.
Gross income for the fourth quarter of fiscal 2008 totaled $58.4 million, or 21.9% of net sales. This compares to fourth quarter 2007’s gross income of $122.4 million, or 38.7% of net sales. The year-over-year decline as a percentage of net sales was attributable to heavy promotional activity and a slight increase in buying and occupancy costs combined with the 16% decline in net sales. Despite our buying payroll costs decreasing $2.9 million, total buying and occupancy expenses increased $3.1 million from the fourth quarter of 2007. The increase was driven by the higher expenses associated with the 92 new stores opened since the fourth quarter of 2007.
Store operating, general and administrative expenses declined substantially to $66.7 million from $79.4 million inclusive of $4.4 million in severance and related expenses last year. The majority of the decline was associated with reductions in store payroll, headcount, and severance expense. Despite the 16% decline in net sales, SG&A remained flat as a percentage of net sales.
Net interest expense was $1.9 million for the fourth quarter of fiscal 2008 compared to $2.5 million in 2007. The decrease was attributable to lower interest rates in 2008 largely facilitated by the swap agreement the Company entered into in December 2007.
An income tax benefit of $3.8 million was recognized in the fourth quarter of fiscal 2008 due to the pretax loss of $17.7 million as compared to the $15.4 million tax provision recognized in conjunction with the pretax income of $40.4 million in 2007.
Full Year Performance Analysis
Net sales for fiscal 2008 declined 2% to $995.1 million compared to 2007 driven predominantly by a 12% decline in comparable store sales.  Justice total sales were $318.7 million, up 32% from last year, while comparable store sales were flat.  Limited Too total sales were $631.5 million, down 14% from last year, with a comparable store sales decline of 16%.

Gross income for fiscal 2008 totaled $292.1 million, or 29.4% of net sales.  This compares to fiscal 2007 gross income of $369.4 million, or 36.4% of net sales.  The year-over-year decline as a percentage of net sales was attributable to heavy promotional activity. Despite our buying payroll costs decreasing $4.4 million, total buying and occupancy expenses increased $20.7 million from fiscal 2007.  The increase was driven entirely by the higher expenses associated with the 92 new stores opened since fiscal 2007.
Store operating, general and administrative expenses increased slightly to $288.0 million from $285.1 million last year.  However, due to the decline in the top-line, SG&A increased to 28.9% of net sales during fiscal 2008 as compared to 28.1% of net sales in 2007.
Net interest expense was $7.4 million for fiscal 2008 compared to $1.7 million in 2007. The increase was attributable to the debt balance outstanding the full year of 2008 as compared to only a portion of 2007.
An income tax benefit of $5.1 million was recognized in fiscal 2008 due to the pretax loss of $22.2 million as compared to the $30.1 million tax provision recognized in conjunction with the pretax income of $82.7 million in 2007.
With the focus on the longer-term success of the organization and the lack of near-term visibility associated with the economy, the Company is not providing earnings guidance for 2009 at this time.
Capital Investment Guidance
Capital expenditures for 2008 were $63.8 million. Capital expenditures for 2009 net of tenant allowances are expected to be approximately $10 million. This is primarily composed of store signage changes of $4.4 million, and new store openings as well as remodels.
Balance Sheet
At January 31, 2009 the Company had total current assets of $242.7 million, including $80.2 million in cash and equivalents and investments, and total current liabilities of $101.5 million. Long term debt was $166.3 million inclusive of $8.8 million in current maturities of long term debt. The Company’s current ratio was 2.4x and the debt-to-equity ratio was 0.9x.
Controlled Inventories
Total inventories at the end of the fourth quarter were down 24.4% per square foot at cost, compared to total inventories at the end of the fourth quarter 2007. In-store inventories for the fourth quarter were down 23.1% per square foot at cost as compared to fourth quarter 2007.
Store Growth and Conversions
Tween Brands ended the fiscal year with 914 stores. During the fourth quarter 2008, Justice opened 5 new stores and closed 2 stores. Limited Too closed 14 stores. Of the 914 stores, 632 display the Justice signage. Today approximately 93% of our apparel inventory at all former Limited Too store locations is fresh Spring apparel.

Credit Facility Amendment Highlights
Today Tween Brands announced that it has reached an agreement with its bank group to amend its current credit facility. Complete details of the amendment are provided in the Company’s Form 8-K filed today with the SEC. Banc of America Securities LLC was the lead arranger for the amendment.
The amended terms and conditions provide for an easing of the original leverage and coverage ratio financial covenants. Additionally, the facility will become secured by assets of the Company and the undrawn revolving credit facility will be reduced from $100 million to $50 million.
“Our relationship with our bank group remains strong and we worked proactively with our bankers to obtain flexibility to navigate this difficult economic environment. Our balance sheet remains solid and our sole focus is on the transition to Justice and its value proposition for customers which will make us a much stronger company”, said Rayden.
A summary of the key elements of the amended credit facility follows.
The leverage financial covenant limits the ratio of consolidated senior debt inclusive of six times minimum forward rent commitments to earnings before interest, taxes, depreciation, amortization and rent expense (EBITDAR) on a trailing four quarter basis to an initial maximum of 7.65 measured quarterly beginning at the end of fourth quarter of fiscal year 2009. The maximum limit declines over time as detailed in the amendment.
The coverage financial covenant limits the ratio of EBITDAR to rent and interest expense on a trailing four quarter basis to an initial minimum of 1.00 measured on a quarterly basis beginning at the end of fourth quarter of fiscal year 2008. The minimum required ratio changes over time as detailed in the amendment.
Pricing of the facility has been adjusted to reflect current market rates resulting in an increase to LIBOR plus margin of 350 basis points from the previous margin of 80 basis points. The Company’s annual capital investment levels, net of tenant allowances, which are also governed by the amendment, consist of a maximum of $10 million in 2009 and increase in future years.
While the maturity date of the facility remains at September 12, 2012, the Company is required to make monthly principal payments on the outstanding term loan in the amount of $500,000 February through December of each year beginning February 29, 2009. Consistent with the original term loan repayment schedule, the Company is required to make an $8.75 million principal payment at the end of each fiscal year commencing on or about January 30, 2010.
SEC Regulation G
Reconciliation of fourth quarter and full year 2008 loss per diluted share on a GAAP basis to loss per diluted share on a non-GAAP basis:

	Thirteen Weeks	Fifty- Two Weeks
	Ended	Ended
	January 31, 2009	January 31, 2009
Loss per diluted share on a GAAP basis	(0.56)	(0.69)
Exclude: expenses associated with restructuring	(0.19)	(0.48)

Loss per diluted share on a non-GAAP basis*	(0.37)	(0.21)

*	Loss per diluted share excluding the amounts shown above are a non-GAAP measure. The Company believes this is an important measure since it represents the earnings per diluted share from ongoing operations.
Conference Call Information
The Company will host a conference call beginning at 9:00 a.m. EST today to discuss this announcement and operating results for the fourth quarter ended January 31, 2009. The phone number for the live call is 877-407-8033 (international callers should use 201-689-8033). Reference the Tween Brands fourth quarter 2008 earnings conference call when dialing in to access the call. The webcast will include audio of the conference call. Interested participants should call a few minutes before the 9:00 a.m. start in order to be placed in the queue.
A telephonic replay of the call will also be available through midnight, March 11, 2009 at 877-660-6853. The account #286 and ID #311334 are required for access to the replay.
Webcast
This call is also being webcast over the Internet by Thomson and is being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at the Events Calendar page of Tween Brands’ corporate Web site, http://www.tweenbrands.com.
About Tween Brands, Inc.
Headquartered in New Albany, Ohio, Tween Brands (NYSE:TWB) is the largest premier tween specialty retailer in the world. Through powerhouse brands Justice and Limited Too, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls.
Known as the destination for fashion-aware tweens, Justice proudly features outgoing sales associates who assist girls in expressing their individuality and self-confidence through fashion. Visually-driven catazines and direct mail pieces reach millions of tween girls annually, further positioning Tween Brands as a preeminent retailer in the tween marketplace.
Our over 900 stores are located throughout the United States, as well as the commonwealth of Puerto Rico, Europe and the Middle East. Additionally, Tween Brands offers its fashions to tween girls and their parents through its e-commerce site, www.shopjustice.com <http://www.shopjustice.com/>.
In August 2008 Tween Brands announced plans to transition to a single brand taking the best of Limited Too and the best of Justice to create a fresh, new Justice, which launched in February 2009. Select Justice stores now carry a Limited Too clothing line and these apparel items can also be found online at <http://www.shopjustice.com/>.
With a focus on providing tween girls the absolute best experience possible, Tween Brands looks toward the future with a single brand, a single focus, and a mission: to celebrate tween girls through an extraordinary experience of fashion and fun in an everything for her destination.
For more information visit www.tweenbrands.com <http://www.tweenbrands.com/> , www.limitedtoo.com <http://www.limitedtoo.com/> and www.shopjustice.com <http://www.shopjustice.com/> .
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospect,” “forecast,” “outlook” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release:
— Effectiveness of converting Limited Too stores to Justice stores;

— Ability to convert Limited Too customers to the Justice brand;

— Risk that the benefits expected from the brand conversion program will not be achieved or may take longer to achieve than expected;

— Ability to grow or maintain comparable store sales;

— Decline in the demand for our merchandise;

— Ability to develop new merchandise;

— The impact of competition and pricing;

— Level of mall and power center traffic;

— Effectiveness of expansion into new or existing markets;

— Effectiveness of store remodels;

— Availability of suitable store locations at appropriate terms;

— Effectiveness of our brand awareness and marketing programs;

— Ability to enforce our licenses and trademarks;

— Ability to hire, retain, and train associates;

— Ability to successfully launch a new brand;

— A significant change in the regulatory environment applicable to our business;

— Risks associated with our sourcing and logistics functions;

— Changes in existing or potential trade restrictions, duties, tariffs or quotas;

— Currency and exchange risks;

— Changes in consumer spending patterns, consumer preferences and overall economic conditions;

— Ability to comply with restrictions and covenants in our credit facility;

— The potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere;

— Impact of modifying and implementing new information technology systems, particularly on the security of our computer network;

— Outcome of various legal proceedings;

— Impact of product recalls;

— Acts of terrorism in the U.S. or worldwide; and

— Other risks as described in other reports and filings we make with the Securities and Exchange Commission.
Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us as the management of Tween Brands, Inc. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended January 31, 2009 and February 2, 2008
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 31,	% of	February 2,	% of
	2009	Sales	2008	Sales
Net sales	$265,949	100.0%	$316,130	100.0%
Cost of goods sold, including buying and occupancy costs	207,575	78.1%	193,741	61.3%

Gross income	58,374	21.9%	122,389	38.7%
Store operating, general and administrative expenses	66,726	25.1%	79,447	25.1%
Restructuring charges	7,451	2.7%	0	0.0%

Operating (loss)/income	(15,803)	(5.9%)	42,942	13.6%
Interest (income)	(324)	(0.1%)	(776)	(0.2%)
Interest expense	2,259	0.9%	3,278	1.0%

(Loss)/Earnings before income taxes	(17,738)	(6.7%)	40,440	12.8%
(Benefit from)/Provision for income taxes	(3,822)	(1.5%)	15,441	4.9%

Net (Loss)/Income	$(13,916)	(5.2%)	$24,999	7.9%

(Loss)/Earnings per share:

Basic	$(0.56)		$1.01

Diluted	$(0.56)		$1.00

Weighted average common shares:

Basic	24,771		24,657

Diluted	24,771		25,082

Tween Brands, Inc.
Consolidated Statements of Operations
For the Fifty-Two Weeks Ended January 31, 2009 and February 2, 2008
(unaudited, in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 31,	% of	February 2,	% of
	2009	Sales	2008	Sales
Net sales	$995,062	100.0%	$1,013,971	100.0%
Cost of goods sold, including buying and occupancy costs	702,918	70.6%	644,590	63.6%

Gross income	292,144	29.4%	369,381	36.4%
Store operating, general and administrative expenses	287,996	28.9%	285,059	28.1%
Restructuring charges	18,992	2.0%	—	0.0%

Operating (loss)/income	(14,844)	(1.5%)	84,322	8.3%
Interest (income)	(1,732)	(0.2%)	(3,254)	(0.3%)
Interest expense	9,130	0.9%	4,919	0.4%

(Loss)/Earnings before income taxes	(22,242)	(2.2%)	82,657	8.2%
(Benefit from)/Provision for income taxes	(5,097)	(0.5%)	30,083	3.0%

Net (Loss)/Income	$(17,145)	(1.7%)	$52,574	5.2%

(Loss)/Earnings per share:

Basic	$(0.69)		$1.84

Diluted	$(0.69)		$1.81

Weighted average common shares:

Basic	24,759		28,548

Diluted	24,759		29,099

Tween Brands, Inc.
Consolidated Balance Sheets
As of January 31, 2009 and February 2, 2008
(unaudited, in thousands, except share amounts)

	January 31,	February 2,
	2009	2008
ASSETS
Current Assets:
Cash and equivalents	$72,154	$46,009
Investments	8,000	70,215
Restricted assets	2,592	1,295
Accounts receivable, net	35,607	12,557
Inventories, net	88,523	107,483
Store supplies	18,053	16,949
Prepaid expenses and other current assets	17,734	19,087

Total current assets	242,663	273,595

Property and equipment, net	301,085	301,405
Deferred income taxes	22	10,302
Assets held in trust and other	1,688	26,335

Total assets	$545,458	$611,637

LIABILITIES
Current Liabilities:
Accounts payable	$42,363	$37,749
Accrued expenses	31,837	56,810
Deferred revenue	15,808	16,077
Current portion long-term debt	8,750	8,750
Income taxes payable	2,748	11,909

Total current liabilities	101,506	131,295

Long-term debt	157,500	166,250
Deferred tenant allowances from landlords	68,439	66,377
Supplemental retirement and deferred compensation liability	1,213	21,289
Accrued straight-line rent and other	41,027	31,427

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million and 37.0 million shares issued, 24.8 million and 24.7 million shares outstanding at January 31, 2009 and February 2, 2008, respectively	371	370
Treasury stock, at cost, 12.3 million shares at January 31, 2009 and February 2, 2008, respectively	(362,459)	(356,545)
Paid in capital	192,367	185,893
Retained earnings	350,963	368,108
Accumulated other comprehensive income	(5,469)	(2,827)

Total shareholders’ equity	175,773	194,999

Total liabilities and shareholders’ equity	$545,458	$611,637

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	January 31,	February 2,	%	January 31,	February 2,	%
	2009	2008	Change	2009	2008	Change
Gross income	$58,374	$122,389	-52%	$292,144	$369,381	-21%
Gross income as percentage of net sales	21.9%	38.7%		29.4%	36.4%
Depreciation	$11,298	$10,339	9%	$44,047	$37,615	17%
Amortization of tenant allowances	$(2,776)	$(2,656)	5%	$(11,101)	$(9,670)	15%
Capital expenditures	$6,471	$15,331	-58%	$63,827	$101,647	-37%

Number of stores:
Beginning of period	925	834		842	722
Opened	5	21		92	140
Closed	(16)	(13)		(20)	(20)

End of period	914	842		914	842

Number of Limited Too stores	576	582		576	582
Number of Justice stores	338	260		338	260

Total gross square feet at period end (thousands)	3,824	3,510		3,824	3,510

Comparable store sales % change	-23%	8%		-12%	4%
Limited Too stores	-27%	3%		-16%	0%
Justice stores	-11%	29%		0%	21%